Atlanta, Georgia

February 10, 2009

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle's Inc. Announces Results for Third Quarter Ended January 3, 2009

Cagle’s Inc. reported a net loss of $2.5 million or $.54 per diluted share for the third quarter of fiscal year 2009 compared with a loss of $1.8 million or $.38 per diluted share for the third quarter of fiscal 2008.  The first nine months of fiscal 2009 resulted in a net loss of $11.0 million or $2.36 per diluted share as compared with a net income of $1.1 million or $.24 per diluted share for the same period of fiscal 2008.

Revenues for the third quarter were $73.5 million reflecting a 9.9% increase when compared to the third quarter of fiscal 2008 with poultry pounds sold for the third quarter decreasing 1.4% and the price increasing $.096 per pound sold. For the nine month period revenues were $226 million up 5.2% with sales pounds up 5.1% and the price increasing $.023 per pound sold as compared to fiscal 2008. Quoted market prices for the third quarter versus the same period last year reflect a reduction in boneless breast (- 15.1%), breast tenders (-2.3%), and leg quarters (-12.3%) with wing prices holding steady. Quoted markets for the nine months ended versus the same period in 2008 show reductions in boneless breast (-16.1%), tenders (-15.6%) and wings (-18.1%) with leg quarters stable.

Cost of sales for the third quarter of fiscal 2009 increased 10.8% as compared with the same period last year, from $65.8 million to $72.9 million. For the first nine months of 2009 cost of sales was $230.1 million up 14.5% from fiscal 2008. Feed ingredient cost per ton for broilers processed in the third quarter of 2009 increased 22% as compared to the third quarter of 2008 and increased 39% per ton for the nine months when compared to the same period last year. Feed cost represented approximately 43% of total cost of sales.

While feed cost increased from prior year levels, Cagle’s third quarter 2009 feed cost decreased 18% as compared to the second quarter 2009. As we move into the fourth quarter the trend continues to reflect the decreasing cost of feed. Our industry and Cagle’s continue to attempt to balance the supply and demand for our products, reflected in reduced egg sets of 6.6% (Oct – Dec 2008 NASS Report), with the anticipated result of improved protein markets. Improved markets coupled with the aforementioned reduced feed cost are expected to return the company to profitability in 2009.

Cagle's Inc.

/s/ J. Douglas Cagle

J. Douglas Cagle

Chairman, CEO

Cagle's Inc.
Condensed Consolidated Balance Sheet
(In Thousands)

ASSETS	January 3, 2009	December 27, 2007

Current Assets	$43,089	$46,420

Other Assets	9,330	6,294

Property, Plant, and Equipment (net)	37,507	39,260

TOTAL ASSETS	$89,926	$91,974

LIABILITIES & STOCKHOLDER'S EQUITY

Current Maturities of Long-term Debt	$2,440	$2,269
Trade Accounts Payable	20,259	16,025
Other Current Liabilities	5,359	7,929
Total Current Liabilities	28,058	26,223

Long-Term Debt	29,640	20,924

Total Stockholders Equity	32,228	44,827

TOTAL LIABILITIES & STOCKHOLDERS EQUITY	$89,926	$91,974

Cagle's, Inc. & Subsidiary
Consolidated Statements of Operations
(In Thousands, except per share data)

	14 weeks ended	13 weeks ended	40 weeks ended	39 weeks ended
	January 3	December 27	January 3	December 27
	2009	2007	2009	2007
Net Sales	$73,526	$66,920	$226,078	$214,849
Costs and Expenses:
Cost of Sales	72,905	65,774	230,184	200,961
Selling & Delivery and General & Administrative	2,138	2,169	6,825	6,574
General and Administrative	1,825	1,462	4,548	4,557
Total Costs and Expenses	76,868	69,405	241,557	212,092

Operating Income (Loss)	(3,342)	(2,485)	(15,479)	2,757

Other Income(Expense):
Interest Expense	(593)	(346)	(1,688)	(1,069)
Other Income, Net	(2)	41	(18)	122
Total Other Income (Expense),net	(595)	(305)	(1,706)	(947)

Income (Loss) Before Income Taxes	(3,937)	(2,790)	(17,185)	1,810

Income Tax Provision (Benefit)	(1,417)	(1,021)	(6,186)	668
Net Income (Loss)	$(2,520)	$(1,769)	$(10,999)	$1,142
Net Income (Loss) Per Common Share	$(0.54)	$(0.38)	$(2.36)	$0.24